EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

     We consent to the use in the Registration Statement and Prospectus of The PRIMA Group International, Inc. of our report dated March 25, 1998 (except for
Note 4 as to which the date is April 23, 1998), accompanying the financial statements of The PRIMA Group International, Inc. and our report dated March 16, 1998 (except for Note 15 as to which the date is April 23, 1998), accompanying the consolidated financial statements of Prima Industrie S.p.A. contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the headings "Experts" and "Selected Financial Data" in the Prospectus.


HEIN + ASSOCIATES LLP
Denver, Colorado
July 6, 1998